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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Amendment No. 3 to Registration Statement No. 333-199429 on Form S-4 and related Prospectus of CME Group Inc. and Proxy Statement of GFI Group Inc. for the registration of shares of CME Group Inc.'s Class A Common Stock and to the incorporation by reference therein of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule of CME Group Inc. and the effectiveness of internal control over financial reporting of CME Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
December 23, 2014

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  Exhibit 23.1